As filed with the Securities and Exchange Commission on January 22, 2007

                        Registration No. 333-____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                             UNIVERSAL TRAVEL GROUP
               (Exact name of issuer as specified in its charter)

           NEVADA                                               20-0667867
          (State of                                          (I.R.S. Employer
        incorporation)                                    Identification Number)

             10940 Wilshire Blvd, Suite 1600, Los Angeles, CA 90024
                    (Address of principal executive offices)

                UNIVERSAL TRAVEL GROUP 2007 EQUITY INCENTIVE PLAN
                           (Full title of the plan(s))

                                 Jiangping Jiang
                             Chief Executive Officer
                             Universal Travel Group
             10940 Wilshire Blvd, Suite 1600, Los Angeles, CA 90024
                     (Name and address of agent for service)

                                  310-443 4151
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

  Title of Securities to be Registered               Amount            Proposed          Proposed         Amount of
                                                      to be             Maximum           Maximum       Registration
                                                 Registered (1)     Offering Price       Aggregate           Fee
                                                                     Per Share (2)    Offering Price
Common Stock, par value $0.001 per share        3,770,000 shares         $0.85          $3,204,500         $342.88

(1) This Registration Statement covers 3,770,000 shares of Common Stock, $0.001 par value, of Universal Travel Group (the "Company") issuable pursuant to the Universal Travel Group 2007 Equity Incentive Plan, together with the resale of any such shares deemed "control securities" or "restricted securities" granted to individuals who are "affiliates" of the Company. The terms "control securities" and "restricted securities" are as defined by Rule 405 and Rule 144, respectively, under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the proposed maximum aggregate offering price and the registration fee pursuant to Rule 457 of the Securities Act, based upon the average of the high and low prices of Universal Travel Group common stock as reported on the Over The Counter Bulletin Board on January 19, 2007, under the symbol "UTVG"

This Registration Statement shall be deemed to cover an indeterminate number of additional shares of Universal Travel Group common stock, $0.001 par value, as may hereafter be offered or issued pursuant to the Universal Travel Group 2007 Equity Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

                             Universal Travel Group
                       REGISTRATION STATEMENT ON FORM S-8

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Universal Travel Group 2007 Equity Incentive Plan of Universal Travel Group, a Nevada corporation (the "Company"), as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to
Part I of Form S-8. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

      Universal Travel Group(the "Company") incorporates by reference the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

      (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 2005 (filed with the Commission on March 28, 2006).

      (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 (filed with the Commission on October 31, 2005); for the quarter ended March 31, 2006 (filed with the Commission on May 11, 2006); and for the quarter ended June 30, 2006 (filed with the Commission on August 10, 2006); and the Company's Quarterly Report on Form 10-QSB and Form 10-QSB/A for the quarter ended September 30, 2006 (filed with the Commission on November 9, 2006 and November 24, 2006, respectively).

      (c) The Company's Current Reports on Form 8-K (filed with the Commission on January 17, 2007, August 23, 2006, July 19, 2006, July 13, 2006,
            June 27, 2006, June 26, 2006, June 22, 2006, March 27, 2006; and
            March 20, 2006).

      (d) The Company's Preliminary Information Statement (filed with the Commission on July 20, 2006) and Definitive Information Statement (filed with the Commission on July 31, 2006).

      (e) The Company's Schedule 14F-1 (filed with the Commission on June 22, 2006 and July 20, 2006)

      (f) Description of the Registrant's Common Stock contained in the Registration Statement on Form 10SB12G (filed with the SEC on September 6, 2005), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), including any amendment or report filed for the purpose of updating such description.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on or after the date of this Registration Statement prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. Description of Securities.

      Not applicable. The class of securities to be offered is registered under
Section 12 of the Securities Exchange Act of 1934, as amended.

ITEM 5. Interests of Named Experts and Counsel.

      Not applicable.

ITEM 6. Indemnification of Directors and Officers.

      Section 78.7502 of the Nevada Revised Statutes provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit brought by or on behalf of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses (including amounts paid in settlement and attorneys' fees) actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

      Section 78.7502 also requires us to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. Exemption from Registration Claimed.

      Inapplicable.

ITEM 8. Exhibits.

      Exhibit
      Number            Description

      4.1               Universal Travel Group 2007 Equity Incentive Plan.

      5.1               Opinion of Eaton & Van Winkle LLP

      23.1              Consent of Eaton & Van Winkle LLP is contained in
                        Exhibit 5.1 to this Registration Statement.

      23.2              Consent of Moore & Associates, Chartered

      ITEM 9 Undertakings.

(a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, That:

            (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Universal Travel Group, a corporation organized and existing under the laws of the State of Nevada, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 22nd day of January, 2007.

                                                UNIVERSAL TRAVEL GROUP


                                                By: /s/ Jiangping Jiang
                                                    ----------------------------
                                                    Jiangping Jiang
                                                    Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jiangping Jiang and Xin Zhang, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                Title                                  Date


/s/Jiangping Jiang       Chief Executive Officer and Director   January 22, 2007
---------------------    (Principal Executive Officer)
(Jiangping Jiang)


/s/ Xin Zhang            Chief Financial Officer and Director   January 22, 2007
---------------------    (Principal Financial and Accounting
(Xin Zhang)              Officer)


/s/ Jing Xie             Secretary and Director                 January 22, 2007
---------------------
(Jing Xie)

                                INDEX TO EXHIBITS

Exhibit           Description
Number

4.1               Universal Travel Group 2007 Equity Incentive Plan.

5.1               Opinion of Eaton & Van Winkle LLP

23.1 Consent of Eaton & Van Winkle LLP is contained in Exhibit 5.1 to this Registration Statement.

23.2              Consent of Moore and Associates, Chartered